INVESTMENT ADVISORY AGREEMENT

 AGREEMENT, made as of this 1" day of August, 2000, between VANGUARD EXPLORER FUND, a Delaware business trust (the "Fund"), and CHARTWELL INVESTMENT PARTNERS (the "Adviser").

 WHEREAS, the Fund is an open-end, diversified management investment company registered under the 1940 Act, as amended; and

 WHEREAS, the Fund desires to retain Adviser to render investment advisory services to certain assets of the Fund which the Board of Trustees of the Fund determines to assign to Adviser (referred to in this Agreement as the "Chartwell Portfolio"), and Adviser is willing to render such services;

          NOW, THEREFORE, this Agreement


                               W I T N E S S E T H

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

1. APPOINTMENT OF ADVISER. The Fund hereby employs Adviser as investment adviser, on the terms and conditions set forth herein, for the assets of the Chartwell Portfolio. The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to Adviser. Adviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2. DUTIES OF ADVISER. The Fund employs Adviser to manage the investment and reinvestment of the assets of the Chartwell Portfolio, to continuously review, supervise and administer an investment program for such assets of the Fund, to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested, to provide the Fund with all records concerning the activities of Adviser that the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. Adviser will discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus, any additional operating policies or procedures that the Fund communicates to the Adviser in writing, and applicable laws and regulations. Adviser agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

3. SECURITIES TRANSACTIONS. Adviser is authorized to select the brokers or

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dealers that will execute purchases and sales of securities for the Chartwell
Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, except as otherwise permitted by the Board of Trustees of the Fund pursuant to written policies and procedures provided to the Adviser. The Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund and the other Funds in the same Fund Group. Adviser will promptly communicate to the Fund's officers and Board of Trustees such information relating to portfolio transactions as they may reasonably request.

4. COMPENSATION OF ADVISER. For the services to be rendered by Adviser as provided in this Agreement, the Fund will pay to Adviser at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets of the Chartwell Portfolio for the quarter:

                 .40% on the first $250 million of net assets;
                 .30% on the next $250 million of net assets;
                 .20% on net assets in excess of $500 million.

 The Basic Fee, as provided above, will be increased or decreased by applying a Performance Fee Adjustment (the "Adjustment") based on the investment performance of the Chartwell Portfolio relative to the investment performance of the Russell 2000 Growth Index (the "Index"). The investment performance of the Chartwell Portfolio will be based on the cumulative return over a trailing 36-month period ending with the applicable quarter, relative to the cumulative total return of the Index for the same time period. The Adjustment applies as follows:

CUMULATIVE 36-MONTH PERFORMANCE OF THE         PERFORMANCE FEE ADJUSTMENT AS A
CHARTWELL PORTFOLIO VS. BENCHMARK                     PERCENTAGE OF BASIC FEE*

Trails by -12% or more                                       -0.20 x Basic Fee
Trails by more than -6% up to -12%                           -0.10 x Basic Fee
Trails/Exceeds by -6% through 6%                             -0.00 x Basic Fee
Exceeds by more than 6% but less than 12%                    +O.10 x Basic Fee
Exceeds by 12% or more                                       +0.20 x Basic Fee
* For purposes of determining the fee adjustment calculation, the basic fee is calculated by applying the quarterly rate against the net assets of the Fund averaged over the same time period for which the performance is measured.

4.1. OTHER SPECIAL RULES RELATING TO ADVISER'S COMPENSATION. The Index will not be fully operable as the sole performance index used to determine the Adviser's Adjustment until the quarter ending July 31, 2003. Until that date, the Adviser's Adjustment will be determined by linking the investment performance of the Index

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and that of the Small Company Growth Fund Stock Index (the "Prior Index") as
follows.

(a) QUARTER ENDING OCTOBER 31, 2000. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Index for the eleven quarters ending July 31, 2000, with that of the Index for the quarter ending October
31, 2000.

(b) QUARTER ENDING JANUARY 31, 2001. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Index for the ten quarters ending July 31, 2000, with that of the Index for the two quarters ending January 31, 2001.

(c) QUARTER ENDING APRIL 30, 2001. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Index for the nine quarters ending July 31, 2000, with that of the Index for the three quarters ending April 30, 2001.

(d) QUARTER ENDING JULY 31, 2001. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Index for eight quarters ending July 31, 2000, with that of the Index for the four quarters ending July 31, 2001.

(e) QUARTER ENDING OCTOBER 31, 2001. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Index for the seven quarters ending July 31, 2000, with that of the Index for the five quarters ending October 31, 2001.

(f) QUARTER ENDING JANUARY 31, 2002. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Index for the six quarters ending July 31, 2000, with that of the Index for the six quarters ending January 31, 2002.

(g) QUARTER ENDING APRIL 30, 2002. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Index for the five quarters ending July 31, 2000, with that of the Index for the seven quarters ending April 30, 2002.

(h) QUARTER ENDING JULY 31, 2002. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Index for four quarters ending July 31, 2000, with that of the Index for the eight quarters ending July
31, 2002.

(i) QUARTER ENDING OCTOBER 31, 2002. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Index for

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the three quarters ending July 31, 2000, with that of the Index for the nine quarters ending  October 31, 2002.

(j) QUARTER ENDING JANUARY 31, 2003. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Index for the two quarters ending July 31, 2000, with that of the Index for the ten quarters ending January 31, 2003.

(k) QUARTER ENDING APRIL 30, 2003. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Index for the one quarter ending July 31, 2000, with that of the Index for the eleven quarters ending April 30, 2003.

(1) QUARTER ENDING JULY 31, 2003. The Index is fully operable.

4.2. OTHER SPECIAL RULES RELATING TO ADVISER'S COMPENSATION. The following special rules will also apply to the Adviser's compensation:

(a) PORTFOLIO PERFORMANCE. The investment performance of the Chartwell Portfolio for any period, expressed as a percentage of the "Chartwell Portfolio unit value" per share at the beginning of the period, will be the sum of: (i) the change in the Chartwell Portfolio's net asset value per share during the period;
(ii) the unit value of the Fund's cash distributions from Chartwell Portfolio's net investment income and realized net capital gains (whether short or long term) having an ex-dividend date occurring within the period; (iii) the unit value of capital gains taxes paid or accrued during such period by the Fund for undistributed realized long-term capital gains realized by the Chartwell Portfolio. For this purpose, the unit value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in the Chartwell Portfolio at the unit value in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.

(b) "CHARTWELL PORTFOLIO UNIT VALUE." The "Chartwell Portfolio unit value" will be determined by dividing the total net assets of the Chartwell Portfolio by a given number of units. Initially, the number of units in the Chartwell Portfolio will equal the total shares outstanding of the Fund on August 1, 2000. Subsequently, as assets are added to or withdrawn from the Chartwell Portfolio, the number of units of the Chartwell Portfolio will be adjusted based on the unit value of the Chartwell Portfolio on the day such changes are executed. Any cash buffer maintained by the Fund outside of the Chartwell Portfolio shall neither be included in the total net assets of the Chartwell

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Portfolio nor included in the computation of the Chartwell Portfolio Unit Value.

(c) INDEX PERFORMANCE. The investment record of the Index for any period, expressed as a percentage of the Index at the beginning of such period, will be the sum of: (i) the change in the level of the Index during the period; (ii) the value, computed consistently with the Index, of cash distributions having an ex-dividend date occurring within the period made by companies whose securities comprise the Index. For this purpose, cash distributions on the securities which comprise the Index will be treated as reinvested in the Index at least as frequently as the end of each calendar quarter following the payment of the dividend. The calculation will be gross of applicable costs and expenses.

(d) EFFECT OF TERMINATION. In the event of termination of this Agreement, the fees provided in this Agreement will be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

5. REPORTS. The Fund and Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

6. COMPLIANCE. Adviser agrees to comply with all policies, procedures or reporting requirements that the Board of Trustees of the Fund reasonably adopts and communicates to Adviser in writing, including any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements.

7. Status of Adviser. The services of Adviser to the Fund are not to be deemed exclusive, and Adviser will be free to render similar services to others so long as its services to the Fund are not impaired thereby. Adviser will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

8. LIABILITY OF ADVISER. No provision of this Agreement will be deemed to protect Adviser against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

9. DURATION AND TERMINATION. This Agreement will become effective on August 1, 2000, and will continue in effect thereafter only so long as such continuance is approved at least annually by votes of the Fund's Board of Trustees who are not parties to

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such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.
 Provided, however, that (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to Adviser, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by Adviser on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

 As used in this Section 9, the terms "assignment," "interested persons," a "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the Investment Company Act of 1940.

10. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

11. PROXY POLICY. With regard to the solicitation of shareholder votes, the Fund will vote the shares of all securities held by the Fund.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this 1st day of August, 2000.

ATTEST:                                VANGUARD EXPLORER FUND

By  /S/ MELISSA NASSAR           By  /S/ JOHN J. BRENNAN
    ------------------               -------------------
                                      Chairman, CEO and President

ATTEST:                                CHARTWELL INVESTMENT PARTNERS

By  /S/ LUANN MOLINA             By  /S/ EDWARD N. ANTOIAN
    -----------------                ------------------------

                             VANGUARD EXPLORER FUND
                     INVESTMENT ADVISORY AGREEMENT ADDENDUM

                           Effective January 31, 2003

 This Addendum amends Section 4 of the Investment Advisory Agreement dated August 1, 2000 between VANGUARD EXPLORER FUND (the "Fund") and CHARTWELL INVESTMENT PARTNERS ("CHARTWELL") as follows.

4. Compensation of CHARTWELL. For the services to be rendered by CHARTWELL as provided in this Agreement, the Fund will pay to CHARTWELL at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets of the CHARTWELL Portfolio for the quarter:

                 .40% on the first $250 million of net assets;
                 .30% on the next $250 million of net assets;
                 .20% on net assets in excess of $500 million.

 Subject to the Transition Rule described in Section 4.1, the Basic Fee, as provided above, will be increased or decreased by applying a Performance Fee Adjustment (the "Adjustment") based on the investment performance of the CHARTWELL Portfolio relative to the investment performance of the Russell 2500 Growth Index. The investment performance of the CHARTWELL Portfolio will be based on the cumulative return over a trailing 36-month period ending with the applicable quarter, relative to the cumulative total return of the Russell 2500 Growth Index for the same time period. The Adjustment applies as follows:

Cumulative 36-Month Performance
of the CHARTWELL Portfolio                       Performance Fee Adjustment as a
vs. the Russell 2500 Growth Index                   Percentage of the Basic Fee*
---------------------------------                   ---------------------------
Trails by -12% or more                                        -0.20 x Basic Fee
Trails by more than -6% up to -12%                            -0.10 x Basic Fee
Trails/Exceeds by -6% through 6%                               0.00 x Basic Fee
Exceeds by more than 6% but less than 12%                     +0.10 x Basic Fee
Exceeds by 12% or more                                        +0.20 x Basic Fee

* For purposes of determining the Adjustment, the quarterly rate is applied against the net assets of the CHARTWELL Portfolio averaged over the same time period for which the performance is measured.

4.1. Transition Rule for Calculating CHARTWELL's Compensation. The fee structure described in Section 4 will not be fully operable until the quarter ending January 31, 2006. Until that date, the Adjustment will be determined by linking the investment performance of the Russell 2500 Growth Index with that of the Russell 2000 Growth Index and that of the Small Company Growth Fund Stock Index.

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1.   Quarter Ending April 30, 2003. The Adjustment will be determined by linking the investment performance of the Small Company Growth Fund Stock Index for the one quarter ending July 31, 2000, with that of the Russell 2000 Growth Index for the ten quarters ending January 31, 2003 with that of the Russell 2500 Growth Index for the one quarter ending April 30, 2003.

2. Quarter Ending July 31, 2003. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the ten quarters ending January 31, 2003 with that of the Russell 2500 Growth Index for the two quarters ending July 2003.

3. Quarter Ending October 31, 2003. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the nine quarters ending January 31, 2003, with that of the Russell 2500 Growth Index for the three quarters ending October 31, 2003.

4. Quarter Ending January 31, 2004. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the eight quarters ending January 31, 2003, with that of the Russell 2500 Growth Index for the four quarters ending January 31, 2004.

5. Quarter Ending April 30, 2004. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the seven quarters ending January 31, 2003, with that of the Russell 2500 Growth Index for the five quarters ending April 30, 2004.

6. Quarter Ending July 31, 2004. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the six quarters ending January 31, 2003, with that of the Russell 2500 Growth Index for the six quarters ending July 31, 2004.

7. Quarter Ending October 31, 2004. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the five quarters ending January 31, 2003, with that of the Russell 2500 Growth Index for the seven quarters ending October 31, 2004.

8. Quarter Ending January 31, 2005. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the four quarters ending January 31, 2003, with that of the Russell 2500 Growth Index for the eight quarters ending January 31, 2005.

9. Quarter Ending April 30, 2005. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the three quarters ending January 31, 2003, with that of the Russell 2500 Growth Index for the nine quarters ending April 30, 2005.

10. Quarter Ending July 31, 2005. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the two quarters ending January 31, 2003, with that of the Russell 2500 Growth Index for the ten quarters ending July 31, 2005.

11. Quarter Ending October 31, 2005. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the one quarter ending January 31, 2003, with that of the Russell 2500 Growth Index for the eleven quarters ending October 31, 2005.

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12.  Quarter Ending January 31, 2006. The benchmark transition is complete.

No Effect on Other Provisions. Except with respect to these fee schedules, all other provisions of the Investment Advisory Agreement dated August 1, 2000 remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed this 27th day of November, 2002.


VANGUARD EXPLORER FUND
  /S/ JOHN J. BRENNAN
-------------------------------------------
Chairman, CEO and President


                         CHARTWELL INVESTMENT PARTNERS

By /S/ EDWARD N. ANTOIAN
  -------------------------------
Title: Managing Partner, Senior Portfolio Manager